UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 5, 2007

OSI RESTAURANT PARTNERS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-15935	59-3061413
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (813) 282-1225

 Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On June 5, 2007, OSI Restaurant Partners, Inc. (the “Company”) issued a press release announcing that at its reconvened special meeting of stockholders held on June 5, 2007, its stockholders adopted the Agreement and Plan of Merger, dated as of November 5, 2006, among the Company, Kangaroo Holdings, Inc. and Kangaroo Acquisition, Inc., as amended on May 21, 2007 (the “Merger Agreement”).

The Merger Agreement was adopted by the holders of a majority of the Company’s outstanding common stock, as required by Delaware law. In addition, the holders of a majority of the number of shares of the Company’s common stock held by holders that are not Participating Holders (as defined in the Merger Agreement) voted for the adoption of the Merger Agreement and the merger, as required by a condition to closing under the Merger Agreement.

Based upon the preliminary tally of shares voted, for purposes of the vote required under Delaware law, approximately 65 percent of the shares of the Company’s common stock present and voting at the special meeting voted for the adoption of the Merger Agreement, representing approximately 56 percent of the total number of shares of common stock outstanding and entitled to vote. Based upon the preliminary tally of shares voted, for purposes of the vote required by the Merger Agreement closing condition, approximately 60 percent of the shares of the Company’s common stock (held by holders other than the Participating Holders) present and voting at the special meeting voted for the adoption of the Merger Agreement, representing approximately 51 percent of the total number of shares of common stock outstanding and entitled to vote (other than shares held by Participating Holders).

The press release is furnished as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits
Exhibit No.

99.1	OSI Restaurant Partners, Inc. release dated June 5, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSI RESTAURANT PARTNERS, INC.
(Registrant)

Date: June 5, 2007	By:	/s/ Dirk A. Montgomery
Dirk A. Montgomery
Chief Financial Officer